Exhibit 99.2

FOR IMMEDIATE RELEASE
April 30, 2014

Media Contact: Mandy Lewis	Investor Contact: Lee Ann Perry
VP, Director of Marketing	VP, Shareholder Services
217-258-0675	217-258-0493
mlewis@firstmid.com	lperry@firstmid.com

FIRST MID-ILLINOIS BANCSHARES, INC.
COMMON STOCK TO BEGIN TRADING ON NASDAQ UNDER FMBH

MATTOON, IL, - First Mid-Illinois Bancshares, Inc., officially announced at its Annual Shareholder meeting on April 30 that its common stock was approved by The NASDAQ Stock Market LLC for listing on the NASDAQ Global Market. First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank and Trust, which offers full service banking and financial services through 37 locations in 25 communities across Illinois. Trading on NASDAQ is expected to begin on May 12, 2014 under the ticker symbol “FMBH”.

Joe Dively, Chairman and CEO of First Mid-Illinois, stated, “Listing on the NASDAQ is a significant step in our ongoing efforts to enhance shareholder value. This action should increase the Company’s visibility in the marketplace by providing a larger trading platform for potential investors and the capacity for greater liquidity and efficiency in our stock trading. As we look to celebrate our 150th anniversary early next year, this milestone should further enhance the long-term value of the Company and support growth initiatives whether that is through acquisition or organic growth.”

About First Mid-Illinois Bancshares, Inc.:
First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (First Mid) and First Mid Insurance Group. A community bank with over $1.6 billion in assets headquartered in Mattoon, IL, First Mid offers comprehensive banking, trust and wealth management services, and insurance through 37 banking centers located in 25 Illinois communities. Established in 1865, First Mid’s vision is to be the best financial institution in the region, where service is provided at a level above expectation, and to be recognized as such by customers, employees and the communities it serves. More information about First Mid is available at www.firstmid.com.

Forward-Looking Statements:
This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc., for which the Company intends claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

###